SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Zendesk, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Special Situations Management, LP

Barry Rosenstein

Quincy Allen

Felicia Alvaro

Jeff Fox

Scott Ostfeld

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JANA PARTNERS COMMENTS ON ZENDESK’S FAILURE TO SET DATE AND HOLD TIMELY ANNUAL MEETING

Annual Meeting Held After June 18 Latest in a String of Governance Failures by Zendesk Board

Urges All Zendesk Shareholders to Hold the Board Accountable by Voting for JANA’s Four

Highly Qualified, Independent Director Nominees

Absent Board Change to Restore Zendesk Credibility, Company Must be Sold

New York – April 29, 2022 – JANA Partners LLC (“JANA”) today commented on Zendesk Inc.’s (NYSE: ZEN) (“Zendesk” or the “Company”) continued failure to set its annual meeting date. During its first quarter 2022 earnings call held April 28, Mikkel Svane, Zendesk’s Chief Executive Officer and Chairman of the Board of Directors (the “Board”) stated that Zendesk plans to hold its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) on an unspecified date in the third quarter. This delay is the latest example of the Board’s governance failures, running afoul of Delaware law and opening the Company to potential litigation under Delaware General Corporation Law Section 211, which gives shareholders a right of action if a company fails to hold an annual meeting within 13 months of the prior year’s meeting. Zendesk held its 2021 Annual Meeting on May 18, 2021.

Barry Rosenstein, Managing Partner of JANA, said, “The continued failure of Zendesk’s Board to set an annual meeting date is unacceptable, especially in the aftermath of the ill-conceived Momentive acquisition that Zendesk’s shareholders rejected by a historic margin. The current directors must be held to account by shareholders for shirking their most basic fiduciary duty of holding a timely annual meeting where shareholders’ voices can be heard. By continuing to delay – and cavalierly revealing its intent to flout Delaware law in the process – the Board has proven again that substantial change is sorely needed. Absent the significant boardroom change we have proposed to restore Zendesk’s credibility, we believe the Company must be sold.”

For more information, please visit https://www.janapartners.com/zendesk.

About JANA Partners LLC

JANA Partners LLC was founded in 2001 by Barry Rosenstein. JANA typically applies a fundamental value discipline to identify undervalued public companies and utilizes shareholder engagement to unlock that value.

Important Information

JANA Partners LLC, JANA Special Situations Management, LP, Barry Rosenstein (collectively, “JANA”), Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld (collectively and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the stockholders of Zendesk, Inc. (“Zendesk” or the “Company”) in connection with the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2022 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on March 17, 2022. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

Media
Gasthalter & Co.
Nathanial Garnick/Amanda Shpiner
(212) 257 4170

JANA@gasthalter.com

Investors
IR@janapartners.com